Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                        QUARTER ENDED           TWO QUARTERS ENDED
                                   10/24/97     10/25/96     10/24/97      10/25/96
Shares issued and outstanding
at beginning of period           18,250,378   17,391,422   18,092,960    17,305,910

Net issuance of shares under
employee stock plans,
weighted average                     28,760          654      127,306        56,168

Weighted average common
shares outstanding               18,279,138   17,392,076   18,220,266    17,362,078

Assumed exercise of stock
options, weighted average
of incremental shares               981,280      474,008      971,110       512,300

Average shares and share
equivalents outstanding          19,260,418   17,866,084   19,191,376    17,874,378

Earnings per share              $      0.39  $      0.36  $       .73   $       .67

Net Income                      $ 7,477,000   $6,404,000  $14,057,000   $11,963,000